Press Release
[Graphic omitted] Ahold

                                                        Royal Ahold
                                                        Corporate Communications



                                                 Date:  October 2, 2003
                                 For more information:  +31 75 659 57 20



Ahold reports audited consolidated 2002 results

Highlights

o    Net loss for 2002 of Euro 1,208 million
o Operating income for 2002 of Euro 2,145 million before impairment and amortization of goodwill and exceptional loss related to Argentina
o    Net loss after preferred dividends per common share for 2002 of Euro 1.34
o    Net cash from operating activities for 2002 of Euro 2,486 million
o Net loss under US GAAP expected to be significantly higher, primarily as a result of additional goodwill impairment of approximately Euro 3.2 billion (unaudited), of which approximately Euro 2.7 billion relates to U.S. Foodservice
o    Net sales for 2002 of Euro 62,683 million
o Joint ventures deconsolidated and accounted for using equity accounting method
o    Comparable financial information restated for 2001 and 2000
o Remedial actions taken in 2003: internal controls and corporate governance strengthened


Zaandam, The Netherlands, October 2, 2003 - Ahold today published its audited consolidated 2002 financial statements. Commenting on the announcement, Ahold President & CEO Anders Moberg said: "The publication of these results is a major milestone that draws a line under recent events and enables us to move forward."

                                            Albert Heijnweg 1, Zaandam
                                            P.O. Box 3050, 1500 HB  Zaandam
                                            The Netherlands
                                            Phone:   +31 (0)75 659 5720
http://www.ahold.com                        Fax:     +31 (0)75 659 8302

Ahold also announced that the audited 2002 financial statements were delivered to its syndicate of banks as required under its Euro 2.65 billion credit facility negotiated in March 2003. As a result, Ahold has access to the unsecured tranche of USD 915 million. "Based on our current cashflow projections, we believe that we will not need access to the unsecured tranche," Hannu Ryopponen, Chief Financial Officer said.

The findings of forensic and other internal investigations initiated by the company in 2003 required Ahold to restate its consolidated financial statements for 2001 and 2000. These restatements of prior years arose primarily from overstatements of vendor allowance income at U.S. Foodservice and the deconsolidation of joint ventures.

The 2002 financial statements reflect all material correcting adjustments that have been identified as a follow-up to the various investigations and the audit by independent auditors Deloitte & Touche. Net income for 2001 and 2000 has been restated resulting in a reduction in the amount of Euro 363 million and Euro 196 million, respectively, of which 59% and 53%, respectively, related to improper accounting for vendor allowances. Correcting adjustments have also been made in the 2002 financial statements. A summary of accounting issues under Dutch GAAP is outlined later on in this release.

Net sales were reduced by Euro 12,380 million and Euro 10,709 million for 2001 and 2000, respectively, mainly as a result of the deconsolidation of joint ventures and some other smaller adjustments.

Commenting on the 2002 results, Mr Moberg said: "The underlying performance of our operating companies in the aggregate was good in a year of increased competition and a weak economy. We have some very solid operations and strong brands. However, in many ways, it's been a lost year, difficult and negative. With 2002 now behind us, it's time to move forward and rebuild value for our customers and our shareholders," he stated.

Highlights of the 2002 results follow below.

2002 results conference webcast
The 2002 results presentation for media will take place on October 2, 2003 at
10.30 CET at Ahold's offices in Zaandam, and will be simultaneously webcast on www.ahold.com. The 2002 results conference for analysts will take place on October 2, 2003, at 14.00 CET, also at Ahold offices in Zaandam, and will be simultaneously webcast on www.ahold.com. To access, please click on the link on the homepage.

Copies of the 2002 consolidated financial statements are available on the company's website at www.ahold.com. These financial statements do not completely fulfill the statutory filing requirements pursuant to The Netherlands Civil Code because an annual directors' report and parent company financial statements are not included. In that respect they precede a complete statutory annual report for Dutch law and an annual report on Form 20-F to be filed with the United States Securities and Exchange Commission in order to satisfy the current information needs of our stakeholders.

Highlights of the 2002 results
Set forth below are highlights of the results for 2002, 2001 and 2000. The results for 2001 and 2000 have been restated to reflect the correction of accounting irregularities and errors announced on February 24, 2003 and those found through the subsequent forensic investigations and external and internal audits.

Ahold 2002 results
---------------------------------------------------- ---------------------------------------------------------------

                                                            2002    Change           2001    Change           2000
x 1 million Euro                                                     in %      (restated)     in %      (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ -----------
Net sales                                                 62,683    15.6%          54,213     32.8%         40,833

Operating income before impairment and                     2,145     4.0%           2,063     25.8%         1,640
amortization of goodwill and exceptional loss

         As % of net sales                                  3.4%                     3.8%                     4.0%

Operating income                                             239   (87.5%)          1,911     16.9%          1,635

Net income (loss)                                        (1,208)   (261.1%)           750    (18.5%)           920

Net income (loss) after preferred dividends              (1,246)   (275.0%)           712    (21.1%)           903

Net income (loss) after preferred dividends per           (1.34)   (261.4%)          0.83    (32.0%)          1.22
common share (x 1 Euro)

Net cash from operating activities                         2,486    26.8%           1,961    (4.9%)          2,063
---------------------------------------------------- ------------ ----------- ------------ ------------ -----------

The increase in net sales in 2002 was largely attributable to acquisitions, primarily those of Alliant, acquired in November 2001, and Bruno's, acquired in December 2001. In addition, the results of Ahold's subsidiaries Disco and Santa Isabel in South America were consolidated in the course of 2002. The increase in net sales excluding currency impact was 20.8%.

Operating income in 2002 amounted to Euro 239 million, a decrease of 87.5% compared to 2001. The decrease was primarily caused by Euro 1,287 million of impairment of goodwill and intangible assets, including Euro 898 million related to Ahold's operations in Spain, Euro 199 million related to the Argentine and Chilean operations, Euro 129 million related to Bruno's in the U.S. and Euro 54 million related to the Brazilian operations. The decrease was also caused by a Euro 372 million exceptional loss on related party default guarantee recorded in 2002 with respect to debt defaults by Velox Retail Holding, Ahold's joint venture partner in Disco Ahold International Holdings N.V. Operating income in 2002 also was adversely affected by a lower U.S. Dollar/Euro exchange rate.

Operating income before impairment and amortization of goodwill and exceptional loss in 2002 amounted to Euro 2,145 million, an increase of 4.0% compared to 2001. See table below and the supplemental disclosures to the statements of operations for a reconciliation of this non-GAAP measure.

Reconciliation  operating income before  impairment and amortization of goodwill and exceptional loss
------------------------------------------------------------------------------------ -------------------------------------

x 1 million Euro                                                                           2002         2001         2000

------------------------------------------------------------------------------------ ----------- ------------ ------------
Operating income                                                                            239        1,911        1,635

Goodwill amortization                                                                       253          152            5
Goodwill impairment                                                                       1,281            -            -
Exceptional loss on related party default guarantee                                         372            -            -

Operating income before impairment and amortization of goodwill and exceptional loss      2,145        2,063        1,640
------------------------------------------------------------------------------------ ----------- ------------ ------------

The net loss incurred in 2002 was primarily caused by impairment of goodwill and other intangible assets of in total Euro 1,287 million, goodwill and intangible asset amortization of Euro 433 million and an exceptional loss on related party default guarantee of Euro 372 million.

Net sales and income were negatively impacted by lower average currency exchange rates of mainly the following currencies:

---------------------------------------------------- --------------------------------------------------------------------
                                                             2002     Change            2001     Change            2000
                                                                       in %                       in %
---------------------------------------------------- ------------- ------------- ------------ ------------- -------------

1 US Dollar = Euro                                           1.06     (5.4%)            1.12      2.8%              1.09

1 Argentine Peso = Euro                                      0.36    (67.9%)            1.12      2.8%              1.09

1 Brazilian Real = Euro                                      0.38    (20.8%)            0.48    (18.6%)             0.59

---------------------------------------------------- ------------- ------------- ------------ ------------- -------------

Set forth below are key financial data for Ahold and its business segments:

United States - retail
---------------------------------------------------- --------------------------------------------------------------
x 1 million USD (unless otherwise indicated)                2002   Change          2001    Change in         2000
                                                                    in   %    (restated)       %        (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ -----------

Net sales
- Stop & Shop                                              9,476     7.9%           8,779     38.6%          6,333
- Giant-Landover                                           5,290     3.4%           5,115     7.0%           4,780
- Other US Retail                                         11,485    23.4%           9,307    (5.3%)          9,824
                                                     ------------             ------------              -----------
Total                                                     26,251    13.1%          23,201     10.8%         20,937
Total in Euro                                             27,836     7.4%          25,918     13.8%         22,769

Operating income before impairment and
amortization of goodwill
- Stop & Shop                                                718    28.2%             560     10.2%            508
- Giant-Landover                                             384    12.3%             342     27.1%            269
- Other US Retail                                            320    (5.0%)            337     79.3%            188
                                                     ------------             ------------              -----------
Total                                                      1,422    14.8%           1,239     28.4%            965
Total in Euro                                              1,510     9.1%           1,384     32.4%          1,044

As % of net sales
- Stop & Shop                                               7.6%                     6.4%                     8.0%
- Giant-Landover                                            7.3%                     6.7%                     5.6%
- Other US Retail                                           2.8%                     3.6%                     1.9%
Total US Retail                                             5.4%                     5.3%                     4.6%
---------------------------------------------------- ------------ ----------- ------------ ------------ -----------

Net sales increased in 2002 compared to 2001 both organically and as a result of the acquisition of Bruno's that took effect in December 2001. Comparable and identical U.S. retail sales growth totaled 1.6% and 0.9%, respectively (2001:
3.1% and 2.6%).

Operating income before impairment and amortization of goodwill increased in 2002 compared to 2001 as a result of strong operating performance at Stop & Shop, Giant-Landover and Giant-Carlisle.

United States - foodservice
---------------------------------------------------- ---------------------------------------------------------------

x 1 million USD (unless otherwise indicated)               2002    Change            2001   Change           2000
                                                                    in %       (restated)    in %       (restated)
---------------------------------------------------- ----------- ------------ ------------ ------------ ------------
Net sales                                                17,435     43.7%          12,133    103.8%           5,952
Net sales in Euro                                        18,508     36.5%          13,556    103.9%           6,649

Operating income before impairment and                      292    156.1%             114     16.3%              98
amortization of goodwill
Operating income before impairment and                      314    145.3%             128     16.4%             110
amortization of goodwill in Euro

As % of sales                                              1.7%                      0.9%                      1.6%
---------------------------------------------------- ----------- ------------ ------------ ------------ ------------

The increase in net sales in 2002 compared to 2001 was due to the acquisition of Alliant in November 2001.

Operating income before impairment and amortization of goodwill in 2002 included a USD 28 million gain relating to excess reserve reversals, and in 2001 included a USD 94 million loss relating to restructuring charges at Alliant.

Operating income before impairment and amortization of goodwill as a percentage of net sales for 2002 was 1.7% and, as restated, 0.9% in 2001, a significant decline from the originally reported number for U.S. Foodservice for 2001, reflecting the substantial accounting adjustments related to U.S. Foodservice.

Europe
---------------------------------------------------- ---------------------------------------------------------------

x 1 million Euro                                            2002    Change           2001    Change           2000
                                                                      in %     (restated)     in %      (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
Net sales
- Albert Heijn                                             5,703     5.4%           5,409     4.0%            5,201
- Other Europe                                             7,115     5.7%           6,730     60.5%           4,193
                                                     ------------             ------------              ------------
Total retail                                              12,818     5.6%          12,139     29.2%           9,394
- Foodservice                                                872    (1.1%)            882     15.9%             761
                                                     ------------             ------------              ------------
Total Europe                                              13,690     5.1%          13,021     28.2%          10,155

Operating income before impairment and
amortization of goodwill
- Albert Heijn                                               264     6.9%             247     26.0%             196
- Other Europe                                                32   (70.9%)            110     10.0%             100
                                                     ------------             ------------              ------------
Total retail                                                 296   (17.1%)            357     20.6%             296
- Foodservice                                                  8   (65.2%)             23    (4.2%)              24
                                                     ------------             ------------              ------------
Total Europe                                                 304   (20.0%)            380     18.7%             320

As % of net sales
- Albert Heijn                                              4.6%                     4.6%                      3.8%
- Other Europe                                              0.5%                     1.6%                      2.4%
Total                                                       2.3%                     2.9%                      3.2%
- Foodservice                                               0.9%                     2.6%                      3.1%
Total Europe                                                2.2%                     2.9%                      3.2%

---------------------------------------------------- ------------ ----------- ------------ ------------ ------------


Identical sales growth at Albert Heijn was 4.5%. Within Other Europe, Schuitema's net sales increased by 4.5%. In Central Europe and Spain, the net sales increase was mainly attributed to store expansion.

In line with the sales growth, Albert Heijn improved its operating income before impairment and amortization of goodwill in 2002 by 6.9%. In Other Europe, the operating income before impairment and amortization of goodwill dropped from Euro 110 million to Euro 32 million, mainly due to the impairment of fixed assets in Other Europe and less favorable business performance in Spain due to integration challenges and start-up costs for newly-opened stores.

Net sales at Europe Foodservice declined slightly and operating income before impairment and amortization of goodwill declined as a result of increased pension costs.

Other business areas
---------------------------------------------------- ---------------------------------------------------------------

x 1 million Euro                                            2002    Change           2001     Change           2000
                                                                    in   %     (restated)      in %      (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
Net sales
- South America                                            2,143    68.2%           1,274     57.3%             810
- Asia                                                       458    14.5%             400    (0.5%)             402
- Other                                                       49    11.4%              44    (8.3%)              48
                                                      ------------             ------------              ------------
Total                                                      2,650    54.2%           1,718     36.3%           1,260

Operating income before impairment and
amortization of goodwill and exceptional loss
- South America                                              (6)   (110.7%)            56     9.8%               51
- Asia                                                      (31)   (55.2%)           (20)     32.7%            (30)
- Other                                                       52   (61.1%)            134    (6.9%)             144
                                                     ------------             ------------              ------------
Total                                                         15   (91.2%)            170     3.0%              165

As % of sales
- South America                                           (0.3%)                     4.4%                      6.3%
- Asia                                                    (6.8%)                   (5.0%)                    (7.4%)
- Other                                                   106.1%                   301.1%                    308.3%
Total                                                       0.6%                     9.9%                     13.2%
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------


Net sales in 2002 versus 2001 increased mainly due to the consolidation of Disco and Santa Isabel in the course of 2002. In Brazil, sales in local currency were higher mainly due to the acquisition of G. Barbosa in January 2002.

The operating loss before impairment and amortization of goodwill and exceptional loss in 2002 was primarily caused by the consolidation of Disco and Santa Isabel. Difficult trading circumstances impacted operating income before impairment and amortization of goodwill in Brazil in 2002, which was below 2001 levels in local currency.

Impairment and amortization of goodwill and intangible assets
Mainly as a result of the deteriorating economic conditions in Spain, Argentina and the Southeastern United States, goodwill impairment charges of in total Euro 1,281 million were recorded in 2002 (2001: Euro 0 million). Impairment charges relating to intangible assets amounted to Euro 6 million.

Goodwill amortization in 2002 amounted to Euro 253 million (2001: Euro 152 million). The increase is largely caused by the acquisition of Bruno's and Alliant. Amortization of other intangible assets amounted to Euro 180 million (2001: Euro 104 million).

Exceptional loss on related party default guarantee
An exceptional loss was incurred of Euro 372 million in 2002 relating to the fact that the purchase price of the additional shares in Disco Ahold International Holdings in July 2002 exceeded the fair value of the shares acquired by Euro 363 million and a loan to Velox of Euro 5 million had to be written off.

Net financial expense
---------------------------------------------------- ---------------------------------------------------------------
x 1 million Euro                                            2002     Change        2001      Change           2000
                                                                      in %    (restated)      in %       (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
Interest income                                               59                      109                        99
Interest expense                                         (1,003)                    (921)                     (699)
Gain (loss) on foreign exchange                             (50)                     108                        39
Other financial income and expense                          (14)                      (3)                       (7)
                                                     ------------             ------------              ------------
Net financial expense                                    (1,008)    42.6%           (707)     24.5%           (568)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------

Interest expense in 2002 increased to Euro 1,003 million (2001: Euro 921 million), primarily caused by the new debt assumed or incurred in connection with acquisitions and an increase in cash dividends paid. This was partly offset by a favorable currency impact, especially of the U.S. Dollar.

Share in income (loss) of joint ventures and equity investees
The share in income (loss) of joint ventures and equity investees in 2002 amounted to a net loss of Euro 38 million compared to a net loss of Euro 192 million in 2001. The main results included were:

---------------------------------------------------- ---------------------------------------------------------------

x 1 million Euro                                            2002   Change            2001   Change in          2000
                                                                     in %      (restated)       %        (restated)
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------
European joint ventures                                       96                       94                        68
Paiz Ahold, South America                                     10                       13                        13
DAIH, South America                                        (126)                    (296)                       (5)
Others                                                      (18)                      (3)                         2
                                                     ------------             ------------              ------------
Total share in income (loss) of joint ventures and          (38)     80.2%          (192)    (346.2%)            78
equity investees
---------------------------------------------------- ------------ ----------- ------------ ------------ ------------


Cash flow statement
Net cash from operating activities in 2002 amounted to Euro 2,486 million (2001:
Euro 1,961 million). Changes in working capital improved compared to the prior year, resulting in a cash inflow of Euro 107 million compared to a cash outflow of Euro 166 million in fiscal 2001.

Investments in tangible fixed and intangible assets in 2002 amounted to Euro 2,160 million (2001: Euro 2,459 million). Divestments of tangible fixed and intangible assets amounted to Euro 590 million (2001: Euro 1,134 million), in both years mainly related to sale and leaseback transactions in the U.S. and Europe. The cash outflow related to acquisitions of consolidated subsidiaries of Euro 977 million was primarily for the purchase of the remaining shares in Disco Ahold International Holdings.

Shareholders' equity
Shareholders' equity, expressed as a percentage of the balance sheet total, was 10.5% (at year-end 2001: 19.2%). Shareholders' equity at December 29, 2002, was Euro 2,609 million and developed as follows:

------------------------------------------------------------------------------------ -------------------------------------

x 1 million Euro                                                                      Year-end      Year-end     Year-end
                                                                                          2002          2001         2000
                                                                                                  (restated)   (restated)
------------------------------------------------------------------------------------ ----------- ------------ ------------
Shareholders' equity opening balance                                                      5,496        2,352        2,326

Net earnings after preferred dividend                                                   (1,246)          712          903
Dividend paid on common shares                                                            (433)         (94)         (44)
Exercise of stock options                                                                     5           67           55
Issuance of shares                                                                            0        2,501        4,486
Goodwill                                                                                     32           78      (5,353)
Minimum pension liability                                                                 (120)          (6)            0
Exchange rate differences and other changes                                             (1,125)        (114)         (21)
                                                                                     ----------- ------------ ------------

Shareholders' equity closing balance                                                      2,609        5,496        2,352
------------------------------------------------------------------------------------ ----------- ------------ ------------

Loans
------------------------------------------------------------------------------------------------ -------------------------

x 1 million Euro                                                                                    Year-end     Year-end
                                                                                                        2002         2001
                                                                                                               (restated)
------------------------------------------------------------------------------------------------ ------------ ------------
Subordinated loans                                                                                     1,780        1,780
Bonds                                                                                                  6,789        7,425
Other loans                                                                                              890        1,186
Mortgages                                                                                                 72           84
Loans from joint ventures and equity investees                                                            55          193
                                                                                                 ------------ ------------
                                                                                                       9,586       10,668
Current portion                                                                                      (1,273)        (542)
                                                                                                 ------------ ------------
Long-term portion of loans                                                                             8,313       10,126
------------------------------------------------------------------------------------------------ ============ ============

Long-term financial lease commitments amounted to Euro 2,224 million.


US GAAP reconciliation
The Annual Report on Form 20-F that will be filed with the U.S. Securities and Exchange Commission will contain a US GAAP reconciliation of net income and shareholders' equity which is in the process of being audited. The current unavailability of US GAAP figures has no impact on Ahold's credit agreement which required that it delivers audited consolidated financial statements under Dutch GAAP.

Under US GAAP, the net loss for 2002 will be significantly higher. In particular, goodwill impairment charges related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142") on December 31, 2001, will contribute to a higher net loss under US GAAP. This primarily will be caused by an additional goodwill impairment charge of approximately Euro 3.2 billion (unaudited), of which Euro 2.7 billion relates to U.S. Foodservice.

Next steps
On September 4, 2003, President & CEO Anders Moberg announced the most important principles of Ahold's strategy going forward. Ahold is now focusing on two key strategic operating priorities: its leading food retail formats in the United States and Europe, and restoring the value of U.S. Foodservice. More details on the new Ahold strategy, together with the company's view on its future financing, are expected to be announced mid-October.

Definitions

o    Identical sales compare sales from exactly the same stores.

o    Comparable sales are identical sales plus sales from replacement stores.

o Currency impact is the impact of using different exchange rates to translate the financial figures of our subsidiaries to Euros. Where specifically indicated, the financial figures of the previous year are adjusted using the current year exchange rates.


Summary of restatements of and reclassifications to the consolidated financial position and results for 2001 and 2000 under Dutch GAAP

The internal investigations resulted in significant restatements of the 2001 and 2000 comparable financial information. These investigations also revealed the necessity to strengthen Ahold's internal controls, resulting in a company-wide process being led by a special task force. Among other changes introduced, Ahold's Internal Audit function will now report directly to the CEO and the Audit Committee.

The effect of the restatements on net income for 2001 and 2000 is set forth in the table below. Restatements of Euro 45 million relating to periods prior to 2000 were recorded in opening retained earnings as of January 1, 2000.

                                                                                          FOR THE YEAR ENDED
                                                                                          ------------------
                                                                                 December 30, 2001      December 31, 2000
                                                                                 -----------------      -----------------
Net income under Dutch GAAP as previously reported                                          1,113                  1,116

Correction of errors:
    Deconsolidation of joint ventures                                 (a)                      --                     --
    Adjustment resulting from deconsolidation                         (b)                      (5)                   (10)
    Vendor allowances                                                 (c)                    (215)                  (103)
    Acquisition accounting                                            (d)                     (36)                    (8)
    Reserves, allowances and provisions                               (e)                     (33)                   (38)
    Real estate transactions                                          (f)                       2                    (26)
    Other                                                             (g)                     (53)                   (21)
Change in accounting principles (Note 2):
    Pensions                                                                                   16                     11
    Revaluations                                                                               (4)                    (1)
    Restructuring provisions                                                                  (35)                     --
                                                                                         ---------                -------
Net income under Dutch GAAP as restated                                                       750                    920
                                                                                            =====                   ====

Vendor allowances: The internal investigations uncovered significant accounting irregularities and errors in relation to vendor allowances over the past three years, mainly at U.S. Foodservice. The correcting adjustments had a negative effect on Ahold's net income of Euro 215 million for 2001 and Euro 103 million for 2000.

Deconsolidation of joint ventures: Ahold has deconsolidated joint ventures where it concluded the company did not have effective control, being ICA, Jeronimo Martins Retail, DAIH, Paiz Ahold and Bompreco. Ahold has changed to the equity method for these ventures for the relevant periods using the equity method. This change reduced consolidated net sales by Euro 12.2 billion for 2001 and Euro
10.6 billion for 2000. Restatements of restructuring provisions of deconsolidated joint ventures had a negative effect on net income of Euro 5 million for 2001 and Euro 10 million for 2000.

Acquisition accounting: Ahold has made downward fair value adjustments to real estate acquired in connection with the acquisition of its 50% interest in ICA in April 2000 and of Superdiplo in December 2000. This produced corresponding effects on goodwill, amortization and gains on asset sales and resulted in a negative effect on net income of Euro 36 million for 2001 and Euro 8 million for 2000.

Reserves, allowances and provisions: Ahold made changes where entries were inadequately documented, producing a negative impact on net income of Euro 33 million in 2001 and Euro 38 million in 2000.

Real estate transactions: Ahold has corrected the accounting treatment on 46 leveraged lease transactions that took place in 2001. The net gain from 39 transactions now has been recognized in income at the transaction date instead of being deferred over the remaining lease terms ranging from 20-25 years, while seven lease transactions have been reclassified from operational to financial leases that must be capitalized. These changes have a positive effect on net income for 2001 of Euro 2 million and a negative effect of Euro 26 million for 2000.

Other accounting issues in 2002
-------------------------------

Put option: Put options held by ICA's joint venture partners are disclosed in Ahold's 2002 financial statements as a contingent liability under Dutch GAAP. In the event that these options are exercised, Ahold expects that it would have to pay at least an amount of Euro 1.3 billion for all of the ICA shares held by the ICA partners.

Impairment of goodwill and tangible fixed assets: Mainly as a result of the deteriorating economic conditions in Spain, Argentina and the Southeastern United States, goodwill impairment charges of in total Euro 1,281 million were recorded in 2002. Furthermore, tangible fixed asset impairment of Euro 137 million was recorded in 2002.

Vendor invoices: Various matters raised by the U.S. Foodservice ("USF") investigation were further reviewed to determine their impact, if any, on Ahold's financial statements. One such matter relates to certain USF vendor invoicing practices. These practices resulted in overbillings by various USF local branches to various vendors with respect to vendor allowances of approximately USD 5 million in 2002, USD 7 million in 2001, USD 6 million in 2000 and USD 13 million in 1999 and prior periods. Ahold has recorded an accrual to cover any refunds that Ahold or USF expects to be required to pay to vendors for these overbillings, and has restated its financial statements for 2001 and 2000 with respect to these overbillings. Other billing practices also were identified at USF that could result in other potential overbilling claims by vendors in an amount totalling approximately USD 60 million. Ahold believes that USF may have defenses to this category of claims. Accordingly, no liability has been accrued for this amount. Ahold is implementing measures designed to prevent improper and questionable vendor invoicing practices. Additionally, a further review will be done to determine other appropriate actions to be taken, including personnel changes. Certain employees at various USF branches have been suspended and final decisions regarding their employment status will be made once the investigation is completed.



Ahold Corporate Communications: +31.75.659.5720


--------------------------------------------------------------------------------
Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. The company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, expectations as to Ahold's lack of need for access to the unsecured tranche of the credit facility, expectations as to the higher net loss under US GAAP, including the estimate as to goodwill impairment for U.S. Foodservice, statements as to the timing of the filing of Ahold's 2002 Annual Report on Form 20-F and statements as to the timing of certain upcoming announcements regarding Ahold's strategic operating priorities and future financing. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include, but are not limited to, the effect of general economic conditions, the ability of Ahold to implement successfully its strategy including debt reduction and divestments, the ability of Ahold to comply with the terms of the credit facility, Ahold's liquidity needs exceeding expected levels and amounts available under the secured tranche of the credit facility and generated by operations, unexpected delays in the completion of the audit of the US GAAP reconciliation and determination of net income, shareholders' equity and impairment charges under US GAAP and changes required as a result of such auditing process, unexpected delays in the filing of the Form 20-F and in the announcement of our strategy and future financing plans and other factors discussed in the company's public filings. Many of these factors are beyond the company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Outside The Netherlands Koninklijke Ahold N.V., being its registered name, presents itself under the name of "Royal Ahold" or simply "Ahold".
--------------------------------------------------------------------------------

 Consolidated Statements of Operations
x 1 million Euro (unless otherwise indicated)                          2002               2001               2000
                                                                       -----              -----              ----
                                                                                   (as restated)      (as restated)
                                                                                   -------------      -------------
Net sales                                                            62,683             54,213             40,833
Cost of sales                                                       (49,222)           (42,227)           (31,279)
                                                                    --------           --------           --------

Gross profit                                                         13,461             11,986              9,554

Operating expenses
   Selling expenses                                                  (9,073)            (8,080)            (6,534)
   General and administrative expenses                               (1,989)            (1,843)            (1,365)
   Goodwill and intangible asset amortization                          (433)              (256)               (50)
   Impairment of goodwill and other intangible assets                (1,287)                (8)               --
   Impairment of other long-lived assets                               (137)               (10)               --
   Gain on disposal of tangible fixed assets                             69                122                 30
   Exceptional loss on related party default guarantee                 (372)               --                 --
                                                                  ----------          --------           -------
      Total operating expenses                                     (13,222)            (10,075)            (7,919)

Operating income                                                        239              1,911              1,635

Financial expense, net
   Interest income                                                       59                109                 99
   Interest expense                                                  (1,003)              (921)              (699)
   Gain (loss) on foreign exchange                                      (50)               108                 39
   Other financial income and expense                                   (14)                (3)                (7)
                                                                  ----------         ----------         ----------
      Net financial expense                                          (1,008)              (707)              (568)

Income (loss) before income taxes                                      (769)             1,204              1,067

Income taxes                                                           (390)              (270)              (235)
                                                                       -----              -----              -----

Income (loss) after income taxes                                     (1,159)               934                832
Share in income (loss) of joint ventures and equity
investees                                                               (38)              (192)                78
Minority interest                                                       (11)                 8                 10
                                                                  ----------         ----------         ---------

Net income (loss)                                                    (1,208)               750                920
                                                                     =======               ===                ===

Dividends on cumulative preferred financing shares                      (38)               (38)               (17)
                                                                  ----------         ----------         ----------

Net income (loss) after preferred dividends                          (1,246)               712                903
                                                                    ========              ====               ====

Net income (loss) after preferred dividends per common
share - basic                                                         (1.34)              0.83               1.22
Weighted average number of common shares outstanding (x
1,000) - basic                                                       926,546            857,509            737,403

Net income (loss) after preferred dividends per common
share - diluted                                                         N.A.              0.82               1.19
Weighted average number of common shares outstanding (x
1,000) - diluted                                                        N.A.            887,391            797,121

Supplemental Disclosures of Statement of Operations

Net sales per region
x 1 million Euro (unless otherwise indicated)                            2002               2001               2000
                                                                                      (restated)         (restated)
- Stop & Shop (in USD million)                                          9,476              8,779              6,333
- Giant-Landover (in USD million)                                       5,290              5,115              4,780
- Other US Retail (in USD million)                                     11,485              9,307              9,824
                                                            ------------------ ------------------ ------------------
Total (in USD million)                                                 26,251             23,201             20,937
Total                                                                  27,836             25,918             22,769
U.S. Foodservice (in USD million)                                      17,435             12,133              5,952
U.S. Foodservice                                                       18,508             13,556              6,649

- Albert Heijn                                                          5,703              5,409              5,201
- Other Europe                                                          7,115              6,730              4,193
                                                            ------------------ ------------------ ------------------
Total retail                                                           12,818             12,139              9,394
- Foodservice                                                             872                882                761
                                                            ------------------ ------------------ ------------------
Total Europe                                                           13,690             13,021             10,155

- South America                                                         2,143              1,274                810
- Asia                                                                    458                400                402
- Other                                                                    49                 44                 48



Total net sales                                                        62,683             54,213             40,833

Operating income before  impairment and amortization of goodwill and exceptional loss
x 1 million Euro (unless otherwise indicated)


                                                                       2002                2001               2000
                                                                                       (restated)         (restated)
- Stop & Shop (in USD million)                                           718                 560                508
- Giant-Landover (in USD million)                                        384                 342                269
- Other US Retail (in USD million)                                       320                 337                188
                                                                 -----------------------------------------------------------
Total (in USD million)                                                 1,422               1,239                965
Total                                                                  1,510               1,384              1,044

U.S. Foodservice (in USD million)                                        292                 114                 98
U.S. Foodservice                                                         314                 128                110

- Albert Heijn                                                           264                 247                196
- Other Europe                                                            32                 110                100
                                                            ----------------- ------------------- ------------------
Total retail                                                             297                 357                296
- Foodservice                                                              8                  23                 24
                                                            ----------------- ------------------- ------------------
Total Europe                                                             305                 380                320

- South America                                                          (6)                  56                 51
- Asia                                                                  (31)                (20)               (30)
- Other                                                                   52                 135                144
                                                            ----------------- ------------------- ------------------
Total operating income before impairment and amortization              2,145               2,063              1,640
of goodwill and exceptional loss

Goodwill amortization                                                  (253)               (152)                (5)
Goodwill impairment                                                  (1,281)                   -                  -

Exceptional loss on related party default guarantee                    (372)                   -                  -
----------------------------------------------------------- ----------------- ------------------- ------------------

Operating income                                                         239               1,911              1,635

 Consolidated Balance Sheets
x 1 million Euro (unless otherwise indicated)                           December 29, 2002       December 30, 2001
                                                                        ------------------      -----------------
                                                                                                    (as restated)
                                                                                                    -------------
ASSETS

Non-current assets:

Intangible assets
   Goodwill                                                                         3,053                  4,591
   Other intangible assets                                                            814                    972
                                                                                ----------             ---------
     Total intangible assets                                                        3,867                  5,563

Tangible fixed assets                                                              11,043                 11,927

Financial assets
   Investments in joint ventures and equity investees                                 851                    681
   Deferred tax assets                                                                457                    475
   Other financial assets                                                             744                  1,118
                                                                                 ---------            ----------
     Total financial assets                                                         2,052                  2,274

Total non-current assets                                                           16,962                 19,764


Current assets:

Inventory                                                                           4,235                  4,380
Accounts receivable                                                                 2,231                  2,348
Other current assets                                                                  308                    436
Cash and cash equivalents                                                           1,002                  1,698
                                                                                  --------               -------

Total current assets                                                                7,776                  8,862













TOTAL ASSETS                                                                       24,738                 28,626
                                                                                   =======                ======

Consolidated Balance Sheets
x 1 million Euro (unless otherwise indicated)                          December 29, 2002        December 30, 2001
                                                                       ------------------       -----------------
                                                                                                   (as restated)
                                                                                                   -------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholders' equity
   Issued and paid-up share capital                                                  298                     295
   Additional paid in capital                                                     11,220                  11,218
   Legal and statutory reserves                                                      291                     212
   Other reserves                                                                 (1,451)                   (202)
   Accumulated deficit                                                            (6,541)                 (6,777)
   Net income (loss)                                                              (1,208)                    750
                                                                                ---------               --------

Total shareholders' equity                                                         2,609                   5,496

Minority interest                                                                     56                      48

Commitments and contingencies

Provisions
   Pensions and other retirement benefits                                            756                     599
   Deferred tax liability                                                            572                     530
   Restructuring provisions                                                          136                     263
   Other provisions                                                                  680                     721
                                                                                --------                --------
     Total provisions                                                              2,144                   2,113

Non-current liabilities
   Loans                                                                           8,313                  10,126
   Financial lease commitments                                                     2,224                   2,377
   Other non-current liabilities                                                     348                     307
                                                                                --------                --------
     Total non-current liabilities                                                10,885                  12,810

Current liabilities
   Loans payable                                                                   2,370                   1,226
   Income tax payable                                                                119                      48
   Payroll taxes, social security and VAT                                            316                     307
   Accounts payable                                                                4,480                   4,734
   Accrued expenses                                                                1,109                   1,196
   Other current liabilities                                                         650                     648
                                                                                ---------               --------
     Total current liabilities                                                     9,044                   8,159



TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        24,738                  28,626
                                                                                =========                =======

 Consolidated Statements of Cashflows
x 1 million Euro (unless otherwise indicated)                                        2002              2001             2000
                                                                                     ----              ----             ----
                                                                                               (as restated)    (as restated)
                                                                                               -------------    -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) before income taxes                                                   (769)            1,204            1,067

Adjustments for:
   Depreciation, amortization and impairments                                      3,142             1,411              957
   Gain on disposal of tangible fixed assets                                         (69)             (122)             (30)
   Exceptional loss on related party default guarantee                               372               --                --
                                                                              -----------        ---------           -------

 OPERATING CASH FLOW BEFORE CHANGES IN WORKING CAPITAL                             2,676             2,493            1,994

Changes in working capital:
   Accounts receivables                                                               35                11             (140)
   Other current assets                                                              198               (24)             (79)
   Inventory                                                                        (308)             (280)            (289)
   Accounts payable                                                                  161               150              594
   Current liabilities                                                                21               (23)             122
                                                                              -----------       -----------        --------
TOTAL CHANGES IN WORKING CAPITAL                                                     107              (166)             208

   Change in other non-current assets                                                 (7)             (103)             (19)
   Change in other provisions                                                         33              (152)            (119)
   Corporate income taxes paid                                                      (423)             (159)            (150)
   Change in other non-current liabilities                                           100                48              149
                                                                               ----------        ----------        --------
NET CASH FROM OPERATING ACTIVITIES                                                 2,486             1,961            2,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets                                                       (155)             (160)            (171)
Purchase of tangible fixed assets                                                 (2,005)           (2,299)          (1,719)
Divestments of tangible fixed and intangible assets                                  590             1,134              303
Acquisition of consolidated subsidiaries                                            (977)           (2,705)          (5,648)
Acquisition of interests in joint ventures and equity investees                     (159)             (138)          (1,904)
Dividends from joint ventures and equity investees                                    63                61               47
Divestment of subsidiaries                                                            19                 3               15
Issuance of loans receivable                                                        (256)             (566)            (203)
Repayment of loans receivable                                                        287               105               83
                                                                               ----------         ---------       ---------
NET CASH FROM INVESTING ACTIVITIES                                                (2,593)           (4,565)          (9,197)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common shares                                          --              2,501            2,676
Net proceeds from issuance of cumulative preferred financing shares                  --                --               395
Net proceeds from issuance of convertible subordinated notes                         --                --               920
Proceeds from exercised stock options                                                  5                67               56
Change in minority interest                                                           (7)              (11)              43
Proceeds from long-term debt                                                         393             4,721            9,461
Repayments of long-term debt                                                        (676)           (3,245)          (6,612)
Payments of financial lease commitments                                             (103)              (73)             (72)
Payment of short-term loans payable                                                  355              (771)             542
Payment of dividend on common shares                                                (433)              (94)             (44)
Payment of dividend on cumulative preferred financing shares                         (38)              (32)             (12)
                                                                               ----------         ---------       ----------
NET CASH FROM FINANCING ACTIVITIES                                                  (504)            3,063            7,353
                                                                                   ------           -------          ------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                             (611)              459              219

Cash and cash equivalents at beginning of fiscal year                              1,698             1,130              657
Cash acquired in business acquisitions                                                46               111              298
Effect of exchange rate differences on cash and cash equivalents                    (131)               (2)             (44)
                                                                                ---------         ---------        ---------

CASH AND CASH EQUIVALENTS AT END OF FISCAL YEAR                                    1,002             1,698            1,130
                                                                                   ------            ------           -----

x 1 million Euro (unless otherwise indicated)                                2002               2001               2000
                                                                             -----              -----              ----
                                                                                       (as restated)      (as restated)
                                                                                       -------------      -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash payments for interest                                                (981)              (834)              (518)

SUPPLEMENTAL DISCLOSURES OF NON CASH FLOW INVESTING AND
FINANCING ACTIVITIES
   Financial lease commitments                                                339                451               324
   Financial lease assets divested                                            (45)               (55)               (25)

Business acquisitions
   Fair value of assets acquired                                             (905)            (2,848)            (4,026)
   Goodwill                                                                  (522)            (1,727)            (6,744)
   Less: liabilities assumed                                                  450              1,870              3,708
                                                                          -------- -       ----------         ---------
   Total consideration paid                                                  (977)            (2,705)            (7,062)
   Shares issued as consideration                                              --                 --              1,414
   Cash acquired                                                               46                111                298
                                                                          --------         ----------         ---------
Acquisitions, net of cash acquired                                           (931)            (2,598)            (5,350)
                                                                            ======           ========           ========